UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 21)

CareView Communications, Inc.

(Name of Issuer)

Common Stock, $.001 Par Value Per Share

(Title Class of Securities)

141743104

(CUSIP Number)

HealthCor Management, L.P.

Carnegie Hall Tower

152 West 57th Street, 43rd Floor

New York, New York 10019

Attention: Anabelle Perez Gray

(212) 622-7731

With a Copy to:

Eugene McDermott

Locke Lord LLP

2800 Financial Plaza

Providence, RI 02903

(401) 276-6471

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

June 30, 2017

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

(Continued on following pages)

(Page 1 of 20 Pages)

CUSIP NO. 141743104	13D	Page 2 of 20

(1)   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 141743104	13D	Page 3 of 20

(1)	NAME OF REPORTING PERSON

HealthCor Management, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
WC

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
			0
NUMBER OF
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY			41,100,924
OWNED BY
EACH	(9)	SOLE DISPOSITIVE POWER
REPORTING			0
PERSON WITH
	(10)	SHARED DISPOSITIVE POWER
			41,100,924

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
41,100,924

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
22.8%

(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 4 of 20

(1)	NAME OF REPORTING PERSON

HealthCor Associates, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
			0
NUMBER OF
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY			41,100,924
OWNED BY
EACH	(9)	SOLE DISPOSITIVE POWER
REPORTING			0
PERSON WITH
	(10)	SHARED DISPOSITIVE POWER
			41,100,924

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,100,924

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
22.8%

(14)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP NO. 141743104	13D	Page 5 of 20

(1)	NAME OF REPORTING PERSON

HealthCor Hybrid Offshore Master Fund, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

	(7)	SOLE VOTING POWER
			0
NUMBER OF
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY			41,100,924
OWNED BY
EACH	(9)	SOLE DISPOSITIVE POWER
REPORTING			0
PERSON WITH
	(10)	SHARED DISPOSITIVE POWER
			41,100,924

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,100,924

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
22.8%

(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 6 of 20

(1)	NAME OF REPORTING PERSON

HealthCor Hybrid Offshore GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
			0
NUMBER OF
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY			41,100,924
OWNED BY
EACH	(9)	SOLE DISPOSITIVE POWER
REPORTING			0
PERSON WITH
	(10)	SHARED DISPOSITIVE POWER
			41,100,924

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,100,924

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
22.8%

(14)	TYPE OF REPORTING PERSON
OO-limited liability company

CUSIP NO. 141743104	13D	Page 7 of 20

(1)	NAME OF REPORTING PERSON

HealthCor Group, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
			0
NUMBER OF
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY			41,100,924
OWNED BY
EACH	(9)	SOLE DISPOSITIVE POWER
REPORTING			0
PERSON WITH
	(10)	SHARED DISPOSITIVE POWER
			41,100,924

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,100,924

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
22.8%

(14)	TYPE OF REPORTING PERSON
OO-limited liability company

CUSIP NO. 141743104	13D	Page 8 of 20

(1)	NAME OF REPORTING PERSON

HealthCor Partners Management, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
WC

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
			0
NUMBER OF
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY			39,027,406
OWNED BY
EACH	(9)	SOLE DISPOSITIVE POWER
REPORTING			0
PERSON WITH
	(10)	SHARED DISPOSITIVE POWER
			39,027,406

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
39,027,406

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
21.9%

(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 9 of 20

(1)	NAME OF REPORTING PERSON

HealthCor Partners Management GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
			0
NUMBER OF
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY			39,027,406
OWNED BY
EACH	(9)	SOLE DISPOSITIVE POWER
REPORTING			0
PERSON WITH
	(10)	SHARED DISPOSITIVE POWER
			39,027,406

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
39,027,406

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
21.9%

(14)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP NO. 141743104	13D	Page 10 of 20

(1)	NAME OF REPORTING PERSON

HealthCor Partners Fund, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
			0
NUMBER OF
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY			39,027,406
OWNED BY
EACH	(9)	SOLE DISPOSITIVE POWER
REPORTING			0
PERSON WITH
	(10)	SHARED DISPOSITIVE POWER
			39,027,406

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
39,027,406

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
21.9%

(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 11 of 20

(1)	NAME OF REPORTING PERSON

HealthCor Partners L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
			0
NUMBER OF
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY			39,027,406
OWNED BY
EACH	(9)	SOLE DISPOSITIVE POWER
REPORTING			0
PERSON WITH
	(10)	SHARED DISPOSITIVE POWER
			39,027,406

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
39,027,406

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
21.9%

(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 12 of 20

(1)	NAME OF REPORTING PERSON

HealthCor Partners GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
			0
NUMBER OF
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY			39,027,406
OWNED BY
EACH	(9)	SOLE DISPOSITIVE POWER
REPORTING			0
PERSON WITH
	(10)	SHARED DISPOSITIVE POWER
			39,027,406

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
39,027,406

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
21.9%

(14)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP NO. 141743104	13D	Page 13 of 20

(1)	NAME OF REPORTING PERSON

Jeffrey C. Lightcap

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF, PF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

	(7)	SOLE VOTING POWER
			2,232,387
NUMBER OF
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY			39,027,406
OWNED BY
EACH	(9)	SOLE DISPOSITIVE POWER
REPORTING			2,232,387
PERSON WITH
	(10)	SHARED DISPOSITIVE POWER
			39,027,406

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
41,259,793

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
22.8%

(14)	TYPE OF REPORTING PERSON
IN

CUSIP NO. 141743104	13D	Page 14 of 20

(1)	NAME OF REPORTING PERSON

Arthur Cohen

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF, PF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

	(7)	SOLE VOTING POWER
			2,596,476
NUMBER OF
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY			80,128,330
OWNED BY
EACH	(9)	SOLE DISPOSITIVE POWER
REPORTING			2,596,476
PERSON WITH
	(10)	SHARED DISPOSITIVE POWER
			80,128,330

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
82,724,806

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
37.2%

(14)	TYPE OF REPORTING PERSON
IN

CUSIP NO. 141743104	13D	Page 15 of 20

(1)	NAME OF REPORTING PERSON

Joseph Healey

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF, PF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

	(7)	SOLE VOTING POWER
			1,913,475
NUMBER OF
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY			80,128,330
OWNED BY
EACH	(9)	SOLE DISPOSITIVE POWER
REPORTING			1,913,475
PERSON WITH
	(10)	SHARED DISPOSITIVE POWER
			80,128,330

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
82,041,805

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
37.1%

(14)	TYPE OF REPORTING PERSON
IN

CUSIP NO. 141743104	13D	Page 16 of 20

This Amendment No. 21 to Schedule 13D (the “Amendment”) amends and supplements the beneficial ownership statement on Schedule 13D originally filed with the Securities and Exchange Commission on May 2, 2011, as amended by Amendment No. 1 filed October 3, 2011, Amendment No. 2 filed January 3, 2012, Amendment No. 3 filed February 2, 2012, Amendment No. 4 filed October 2, 2012, Amendment No. 5 filed April 5, 2013, Amendment No. 6 filed October 2, 2013, Amendment No. 7 filed January 3, 2014, Amendment No. 8 filed January 21, 2014, Amendment No. 9 filed July 1, 2014, Amendment No. 10 filed January 6, 2015, Amendment No. 11 filed February 20, 2015, Amendment No. 12 filed April 12, 2015, Amendment No. 13 filed July 6, 2015, Amendment No. 14 filed October 2, 2015, Amendment No. 15 filed January 4, 2016, Amendment No. 16 filed April 6, 2016, Amendment No. 17 filed July 1, 2016, Amendment No. 18 filed October 3, 2016, Amendment No. 19 filed January 3, 2017 and Amendment No. 20 filed April 3, 2017 (collectively, the “Original Statement”). The persons filing this Amendment are HealthCor Management, L.P., HealthCor Associates, LLC, HealthCor Hybrid Offshore Master Fund, L.P., HealthCor Hybrid Offshore GP, LLC, HealthCor Group, LLC, HealthCor Partners Management, L.P., HealthCor Partners Management GP, LLC, HealthCor Partners Fund, L.P., HealthCor Partners, L.P., HealthCor Partners GP, LLC, Jeffrey C. Lightcap, Joseph Healey and Arthur Cohen. The Original Statement, as amended by this Amendment (the “Statement”), relates to the shares of Common Stock of CareView Communications, Inc., par value $0.001 (the "Common Stock").

Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Original Statement. This Amendment amends the Original Statement as specifically set forth herein. Except as set forth below, all previous Items in the Original Statement remain unchanged.

The Amendment is being filed for the purpose of reflecting the interest payments paid in kind on the 2011 Notes, 2012 Notes, 2014 Notes and 2015 Notes on June 30, 2017.

Item 5. Interest in Securities of the Issuer

Item 5 is hereby amended and restated in its entirety as follows:

(a)          Collectively, the Reporting Persons beneficially own an aggregate of 86,870,668 shares of Common Stock, representing (i) 8,015,052 shares of Common Stock that may be acquired upon conversion of the 2015 Notes (including interest paid in kind through June 30, 2017), (ii) 19,127,557 shares of Common Stock that may be acquired upon conversion of the 2014 Notes (including interest paid in kind through June 30, 2017), (iii) 7,713,761 shares of Common Stock that may be acquired upon conversion of the 2012 Notes (including interest paid in kind through June 30, 2017), (iv) 33,315,030 shares of Common Stock that may be acquired upon conversion of the 2011 Notes (including interest paid in kind through June 30, 2017), (v) 11,782,859 shares of Common Stock that may be acquired upon exercise of the 2011 Warrants, (vi) 4,000,000 shares of Common Stock that may be acquired upon exercise of the 2014 Warrants (vii) 1,916,409 shares of Common Stock that may be acquired upon exercise of the 2015 Warrants and (viii) 1,000,000 shares of Common Stock that may be acquired upon exercise of the Sixth Amendment Warrants (the 2011 Warrants, the 2014 Warrants, the 2015 Warrants and the Sixth Amendment Warrants together, the “Warrants”). This aggregate amount represents approximately 38.4% of the Issuer’s outstanding common stock, based upon 139,380,748 shares outstanding, as reported outstanding as of May 15, 2017 in the Issuer’s most recent Quarterly Report on Form 10-Q, and gives effect to the conversion of all 2011 Notes, 2012 Notes, 2014 Notes and 2015 Notes held by the Reporting Persons into Common Stock and the exercise of all Warrants held by the Reporting Persons.

CUSIP NO. 141743104	13D	Page 17 of 20

Of this amount:

(i) HCP Fund is the beneficial owner of (A) 2,573,739 shares of Common Stock underlying the current principal amount of the 2015 Note issued to it (including interest paid in kind through June 30, 2017), (B) 8,909,616 shares of Common Stock underlying the current principal amount of the 2014 Note issued to it (including interest paid in kind through June 30, 2017), (C) 3,593,070 shares of Common Stock underlying the current principal amount of the 2012 Note issued to it (including interest paid in kind through June 30, 2017), (D) 15,518,141 shares of Common Stock underlying the current principal amount of the 2011 Note issued to it (including interest paid in kind through June 30, 2017), (E) 465,800 shares of Common Stock that it has a right to acquire upon exercise of its Sixth Amendment Warrant, (F) 615,384 shares of Common Stock that it has a right to acquire upon exercise of its 2015 Warrant, (G) 1,863,200 shares of Common Stock that it has a right to acquire upon exercise of its 2014 Warrant and (H) 5,488,456 shares of Common Stock that it has a right to acquire upon exercise of its 2011 Warrant;

(ii) By virtue of their relationship to HCP Fund, described in more detail under Item 2 of this Statement, each of HealthCor Partners, L.P., HCPGP, HealthCor Partners Management, L.P., and HCPMGP may be deemed to share beneficial ownership with HCP Fund of the shares of Common Stock beneficially owned by the HCP Fund;

(iii) Hybrid Fund is the beneficial owner of (A) 10,217,941 shares of Common Stock underlying the current principal amount of the 2014 Note issued to it (including interest paid in kind through June 30, 2017), (B) 4,120,691 shares of Common Stock underlying the current principal amount of the 2012 Note issued to it (including interest paid in kind through June 30, 2017), (C) 17,796,889 shares of Common Stock underlying the current principal amount of the 2011 Note issued to it (including interest paid in kind through June 30, 2017), (D) 534,200 shares of Common Stock that it has a right to acquire upon exercise of its Sixth Amendment Warrant, (E) 2,136,800 shares of Common Stock that it has a right to acquire upon exercise of its 2014 Warrant and (F) 6,294,403 shares of Common Stock that it has a right to acquire upon exercise of its 2011 Warrant;

(iv) By virtue of their relationship to Hybrid Fund, described in more detail under Item 2 of this Statement, each of Offshore GP, Group, HealthCor Management, L.P., and Associates may be deemed to share beneficial ownership with Hybrid Fund of the shares of Common Stock beneficially owned by the Hybrid Fund;

(v) By virtue of his relationship to HCP Fund, Mr. Lightcap may be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by HCP Fund. In addition, Mr. Lightcap is the beneficial owner, through a retirement account, of (A) 1,801,618 shares of Common Stock underlying the current principal amount of the 2015 Note purchased by him under the Fifth Amendment (including interest paid in kind through June 30, 2017) and (B) 430,769 shares of Common Stock that he has a right to acquire upon exercise of his 2015 Warrant;

(vi) By virtue of his relationship to HCP Fund and Hybrid Fund, Mr. Cohen may be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by each of the Funds. In addition, Mr. Cohen is the beneficial owner of (A) 2,095,451 shares of Common Stock underlying the current principal amount of the 2015 Note purchased by him under the Fifth Amendment (including interest paid in kind through June 30, 2017) and (B) 501,025 shares of Common Stock that he has a right to acquire upon exercise of his 2015 Warrant; and

CUSIP NO. 141743104	13D	Page 18 of 20

(vii) By virtue of his relationship to HCP Fund and Hybrid Fund, Mr. Healey may be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by each of the Funds. In addition, Mr. Healey is the beneficial owner of (A) 1,544,244 shares of Common Stock underlying the current principal amount of the 2015 Note purchased by him under the Fifth Amendment (including interest paid in kind through June 30, 2017) and (B) 369,231 shares of Common Stock that he has a right to acquire upon exercise of his 2015 Warrant.

The filing of this Statement shall not be construed as an admission that any of the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any of the shares of Common Stock owned by the Funds or any other Reporting Person. Pursuant to Rule 13d-4, each of the Reporting Persons disclaims such beneficial ownership.

(b)          The information in Items 7 through 10 of each cover page to this Statement is incorporated by reference into this Item 5(b).

(c)          On June 30, 2017, the Issuer paid in-kind interest on the 2011 Notes in the principal amounts of $473,114 and $542,588, on the 2012 Notes in the principal amounts of $109,545 and $125,631, and on the 2014 notes in the principal amounts of $107,995 and $123,854, in each case to HCP Fund and Hybrid Fund, respectively, and paid in-kind interest on the 2015 Notes in the principal amounts of $40,556, $28,389, $33,019 and $24,334 to HCP Fund, Mr. Lightcap, Mr. Cohen and Mr. Healey, respectively. Except as set forth in the previous sentence, the Reporting Persons have effected no transactions relating to the Common Stock during the past 60 days.

(d)-(e)  Inapplicable.

CUSIP NO. 141743104	13D	Page 19 of 20

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 5, 2017

HEALTHCOR MANAGEMENT, L.P.

By:	HealthCor Associates, LLC, its general partner

By:	/s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner on behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND,
L.P.

By:	HealthCor Group, LLC, its general partner

By:	/s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

HEALTHCOR ASSOCIATES, LLC

By:	/s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

HEALTHCOR GROUP, LLC

By:	/s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

HEALTHCOR PARTNERS MANAGEMENT, L.P.

By:	HealthCor Partners Management GP, LLC, its general partner

By:	/s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

CUSIP NO. 141743104	13D	Page 20 of 20

HEALTHCOR PARTNERS MANAGEMENT GP, LLC

By:	/s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

HEALTHCOR PARTNERS L.P., for itself and as general partner on behalf of HEALTHCOR PARTNERS FUND, L.P.

By:	HealthCor Partners GP, LLC, its general partner

By:	/s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

HEALTHCOR PARTNERS GP, LLC

By:	/s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

JEFFREY C. LIGHTCAP, Individually

/s/ Jeffrey C. Lightcap

JOSEPH HEALEY, Individually

/s/ Joseph Healey

ARTHUR COHEN, Individually

/s/ Arthur Cohen